Exhibit 4.17
EXECUTION VERSION

Date 28 June 2023

GLOBALFOUNDRIES INC.
as the Company

- and -

CITIBANK EUROPE PLC, UK BRANCH
as Facility Agent
___________________________________________
AMENDMENT AGREEMENT
relating to the Revolving and L/C Facilities Agreement originally dated 18 October 2019

___________________________________________

THIS AMENDMENT AGREEMENT is made on 28 June 2023
BETWEEN:
(1)    GLOBALFOUNDRIES INC., an exempted company incorporated in the Cayman Islands with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands on behalf of itself and as Obligors' Agent (as defined in the Original Facilities Agreement (as defined below)) (the "Company"); and
(2)    CITIBANK EUROPE PLC, UK BRANCH as facility agent of the other Finance Parties (as defined in the Original Facilities Agreement (as defined below)) (the "Facility Agent").
WHEREAS:
(A)The Company and the Facility Agent (among others) entered into a revolving and L/C credit facilities agreement dated 18 October 2019 pursuant to which the lenders thereunder made available to the Original Borrowers a Revolving Facility in an original aggregate amount of $235,000,000 and a L/C Facility in an original aggregate amount of $20,000,000 (each as defined therein) (as amended, amended and restated and/or supplemented from time to time prior to the date hereof, the "Original Facilities Agreement").
(B)The Facility Agent, for itself and on behalf of the Lenders under the Original Facilities Agreement and the Company, for itself and on behalf of the other Obligors pursuant to Clause 2.4 (Obligors' Agent) of the Original Facilities Agreement have agreed to enter into this Amendment Agreement in order to amend the terms of the Original Facilities Agreement in the manner set out below.
NOW IT IS HEREBY AGREED:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Amendment Agreement:
"Amended Facilities Agreement" means the Original Facilities Agreement, as amended by this Amendment Agreement; and
"Effective Date" means the date of this Amendment Agreement.
1.2Incorporation of defined terms
(a)Unless a contrary indication appears, a term defined in the Original Facilities Agreement has the same meaning when used herein.
(b)The principles of construction set out in clause 1 (Definitions and Interpretation) of the Original Facilities Agreement shall also apply in the interpretation hereof as if expressly set out herein with each reference to the "Agreement" being deemed to be a reference to this Amendment Agreement.
1.3Clauses

In this Amendment Agreement, any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a clause of or a schedule to this Amendment Agreement.
1.4Third party rights
Unless expressly provided to the contrary in this Amendment Agreement, a person who is not a party to this Amendment Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Amendment Agreement.
1.5Designation
In accordance with the Original Facilities Agreement, each of the Company and the Facility Agent designate this Amendment Agreement as a Finance Document.
2.REPRESENTATIONS
The Company makes the Repeating Representations (for itself and, if applicable, on behalf of each Obligor) on the date of this Amendment Agreement as if references to the Original Facilities Agreement were references to the Amended Facilities Agreement and with reference to the facts and circumstances then existing.
3.AMENDMENTS TO ORIGINAL FACILITIES AGREEMENT
3.1Subject to Clause 3.2 below, with effect from the date of this Amendment Agreement, the Original Facilities Agreement shall be amended as set out in Schedule 1 (Amendments to Original Facilities Agreement).
3.2If the Effective Date falls before the last day of an Interest Period for any outstanding Loan in USD, that Loan shall remain outstanding with interest calculated by reference to LIBOR (as defined in the Original Facilities Agreement) until the end of that Interest Period and on and from the first day of the next Interest Period (if any) such Loan shall constitute a Term Rate Loan and interest shall accrue on that Loan as set out in Clause 14.1 (Calculation of interest) of the Amended Facilities Agreement.
3.3Except as amended by the terms of this Amendment Agreement, the Original Facilities Agreement and the other Finance Documents will remain in full force and effect and, as from the date of this Amendment Agreement, references in the Original Facilities Agreement or any other Finance Document to the Original Facilities Agreement or to any provision of the Original Facilities Agreement shall be construed as a reference to the Original Facilities Agreement, as amended by this Amendment Agreement, or that provision, as amended by this Amendment Agreement.
4.FACILITY AGENT
The Facility Agent has been authorised to enter into this Amendment Agreement by the Majority Lenders in accordance with Clause 42.5 (Replacement of Screen Rate) of the Original Facilities Agreement.
5.MISCELLANEOUS
Clauses 38 (Notices), 40 (Partial Invalidity), 46 (Counterparts) and 50 (Enforcement) of the Original Facilities Agreement shall be deemed incorporated in this Amendment Agreement (with such conforming amendments as the context requires) as if set out herein with each reference to the "Agreement" being deemed to be a reference to this Amendment Agreement.
6.GOVERNING LAW
This Amendment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
This Amendment Agreement has been executed by the duly authorised representatives of the parties hereto and is entered into on the date specified above.

SCHEDULE 1
AMENDMENTS TO ORIGINAL FACILITIES AGREEMENT
(a)The following provisions shall be deleted in their entirety from the Original Facilities Agreement:
(i)the following defined terms from Clause 1.1 (Definitions):
(A)"Business Day";
(B)"EURIBOR";
(C)"Funding Rate";
(D)"Historic Screen Rate";
(E)"Interpolated Historic Screen Rate";
(F)"Interpolated Screen Rate";
(G)"LIBOR";
(H)"Quotation Day";
(I)"Reference Bank Rate";
(J)"Relevant Market";
(K)"Screen Rate";
(L)"TARGET2"; and
(M)"TARGET Day";
(ii)Clause 4.3 (Conditions relating to Optional Currencies);
(iii)Clause 14.1 (Calculation of Interest);
(iv)Clause 16 (Changes to the Calculation of Interest);
(v)Clause 42.5 (Replacement of Screen Rate); and
(vi)Schedule 4, Part 1 (Loans).
(b)The provisions set out in Schedule 2 (Interest Rate Setting Amendments) shall be incorporated into the Original Facilities Agreement.
(c)The references to Clause 42.5 (Replacement of Screen Rate) in Clauses 42.2 (All Lender matters) and 42.3 (Super Majority matters) of the Original Facilities Agreement shall be deemed to be references to Clause 42.5 (Replacement of Primary Term Rate).

SCHEDULE 2
INTEREST RATE SETTING AMENDMENTS
I.The following definitions shall be added to Clause 1.1 (Definitions) in the appropriate alphabetical order:
""Additional Business Day" means any day other than:
(a)a Saturday or a Sunday; and
(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
"Business Day" means:
(a)for the purposes of determining the Term Reference Rate applicable to Loans in Euro, a TARGET Day;
(b)for the purposes of fixing an interest rate in relation to a Term Rate Loan in Dollars, an Additional Business Day;
(c)for the purposes of delivering any Utilisation Request or Renewal Request, identifying any Utilisation Date, issuing any Letters of Credit, funding any Utilisation (or calculating any amounts for the relevant Utilisation) and making any other payment, a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Singapore provided that such day is a TARGET Day for payment or purchase of Euro; and
(d)for all other purposes, a day (other than a Friday, Saturday or Sunday) on which banks are open for general business in London, New York, Abu Dhabi and Singapore.
"Central Bank Rate" means the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or if that target is not a single figure, the arithmetic mean (calculated by the Facility Agent (in consultation with the Company) or (with the prior written consent of the Company) by any other Finance Party which agrees to do so in place of the Facility Agent) of:
(a)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(b)the lower bound of that target range.
"Central Bank Rate Adjustment" means the mean of the spread of Term SOFR to the Central Bank Rate (expressed as a percentage rate per annum) over the previous five Additional Business Days on which Term SOFR has been published, excluding the highest spread (or if there is more than one highest spread, only one of those highest spreads) and lowest spread (or, if there is more than one lowest spread, only one of those lowest spreads), calculated by the Facility Agent (in consultation with the Company) or (with the prior written consent of the Company) by any other Finance Party which agrees to do so in place of the Facility Agent) and rounded to five decimal places.
"EURIBOR" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen.

"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 16.4 (Cost of funds).
"Historic Primary Term Rate" means, in relation to any Term Rate Loan denominated in Euro, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 3 calendar days before the Quotation Day.
"Interpolated Historic Primary Term Rate" means, in relation to any Term Rate Loan denominated in Euro, the rate (rounded to the same number of decimal places as the relevant Primary Term Rate) which results from interpolating on a linear basis between:

(a)the most recent applicable Primary Term Rate (as of a day which is not more than three (3) calendar days before the Quotation Day) for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and
(b)the most recent applicable Primary Term Rate (as of a day which is not more than 3 calendar days before the Quotation Day) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan.
"Interpolated Primary Term Rate" means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the relevant Primary Term Rate) which results from interpolating on a linear basis between:
(a)either:
(i)the applicable Primary Term Rate (as of the Quotation Time) for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; or
(ii)if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the applicable Overnight Rate (if any) for the Overnight Reference Day; and
(b)the applicable Primary Term Rate (as of the Quotation Time) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan.
"Market Disruption Rate" means:
(a)in relation to a Loan in Dollars, the percentage rate per annum which is the aggregate of the applicable Term Reference Rate and the applicable Term Reference Rate CAS; and
(b)in relation to a Loan in Euro, the applicable Term Reference Rate, provided that, in each case, if such rate is less than zero, the Market Disruption Rate for Loans in such currency shall be deemed to be zero.
"Overnight Rate" means:
(a)in relation to a Term Rate Loan denominated in Dollars, the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate); and
(b)in relation to a Term Rate Loan denominated in Euro, not applicable.

"Overnight Reference Day" means:
(a)in relation to a Term Rate Loan denominated in Dollars, the day which is two (2) Additional Business Days before the Quotation Day; and
(b)in relation to a Term Rate Loan denominated in Euro, not applicable.
"Primary Term Rate" means:
(a)in relation to a Term Rate Loan denominated in Dollars, Term SOFR;
(b)in relation to a Term Rate Loan denominated in Euro, EURIBOR; and
"Quotation Day" means, in relation to any period for which an interest rate is to be determined:
(a)if the currency is the Base Currency, two (2) Additional Business Days before the first day of the relevant Interest Period;
(b)if the currency is Euros, two (2) TARGET Days before the first day of that period; or
(c)(for any other currency), two (2) Business Days before the first day of that period,
(in each case, unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one (1) calendar day, the Quotation Day will be the last of those days)).
"Quotation Time" means:
(a)in relation to a Term Rate Loan denominated in Dollars, 6:00 a.m. (New York time) on the Quotation Day; and
(b)in relation to a Term Rate Loan denominated in Euro, 11:00 a.m. (Brussels time) on the Quotation Day.
"Quoted Tenor" means, in relation to a Primary Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.
"Reference Bank Rate" means, in relation to the Term Reference Rate applicable to Loans denominated in Euro, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:
(a)(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in Euro within the Participating Member States for the relevant period; or
(b)if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Term Reference Rate are asked to submit to the relevant administrator.
"Relevant Market" means:
(a)in relation to Dollars, the market for overnight cash borrowing collateralized by US Government securities; and
(b)in relation to Euros, the European interbank market.

"T2" means the real time gross settlement system operated by the Eurosystem, or any successor system.
"TARGET Day" means any day on which T2 is open for the settlement of payments in euro.
"Term Rate Currency" means:
(a)Dollars; and
(b)Euros.
"Term Rate Loan" means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency.
"Term Reference Rate" means in relation to a Term Rate Loan:
(a)the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or
(b)as otherwise determined pursuant to Clause 16.1 (Unavailability of Primary Term Rate (USD Term Rate Loans)) or Clause 16.1A (Unavailability of Primary Term Rate (Euro Term Rate Loans)), as applicable.
"Term Reference Rate CAS" means a percentage rate per annum as set forth below for each Interest Period of such Loan:

Interest Period	Percentage rate
One month	0.11448%
Three months	0.26161%
Six months	0.42826%
provided that, in respect of an Interest Period of a length shorter than six months but which has a length other than as specified above, the Term Reference Rate CAS for that Interest Period shall be the percentage per annum which results from interpolating on a linear basis between the Term Reference Rate CAS for the longest period specified above which is less than such Interest Period and the Term Reference Rate CAS for the shortest period specified above which exceeds such Interest Period.
"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate)."
II.The following new Clauses 1.2(r) and 1.2(s) shall be added to Clause 1.2 (Construction):
"(r)     A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)    any replacement page of that information service which displays that rate; and
(ii)    the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Company.

(s)    A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate."
III.The following new Clause 4.3 (Conditions relating to Optional Currencies) shall be added:
"4.3    Conditions relating to Optional Currencies
(a)A currency will constitute an Optional Currency in relation to a Utilisation if:
(i)it is Euro; or
(ii)it:
(A)is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Utilisation;
(B)has been requested of the Facility Agent at least five (5) Business Days prior to the date of the relevant Utilisation Request; and
(C)has been approved by the Facility Agent (in both its capacity as such and acting on the instructions of all the Lenders under the relevant Facility) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation, provided that, on or before the Specified Time, the Obligors' Agent and the Facility Agent (both in its capacity as such and acting on the instructions of all the Lenders under the relevant Facility), have agreed and effected such amendments to this Agreement that are reasonably necessary (if any) to implement such currency as an Optional Currency for the purposes of this Agreement (including, without limitation, to specify the primary rate of interest to apply to a Utilisation or Unpaid Sum in such currency and any fallback rate(s) in the event such primary rate of interest is unavailable). The Facility Agent and the Lenders shall consider any amendments proposed by the Obligors' Agent for such purposes in good faith and in a timely manner.
(b)If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii)(C) above, then, subject to paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:
(i)whether or not each of it and the relevant Lenders have granted their approval; and
(ii)if approval has been granted, the minimum amount for any subsequent Utilisation in that currency."
IV.The following new Clause 14.1 (Calculation of interest) shall be added:
"14.1 Calculation of interest
(a)The rate of interest of each Term Rate Loan in Dollars for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)Margin;
(ii)Term Reference Rate; and
(iii)Term Reference Rate CAS,
provided that, if the aggregate of the applicable Term Reference Rate and Term Reference Rate CAS is less than zero, the aggregate of the applicable Term Reference Rate and Term Reference Rate CAS shall be deemed to be zero.
(b)The rate of interest of any Term Rate Loan in Euro for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)Margin; and
(ii)Term Reference Rate,
provided that, if the applicable Term Reference Rate is less than zero, the applicable Term Reference Rate shall be deemed to be zero."
I.The following new Clause 16 (Changes to the calculation of interest) shall be added:
"16.    CHANGES TO THE CALCULATION OF INTEREST
16.1     Unavailability of Primary Term Rate (USD Term Rate Loans)
(a)Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan denominated in Dollars, the Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.
(b)Central Bank Rate: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be:
(i)the percentage rate per annum which is the aggregate of:
(A)the Central Bank Rate for the Quotation Day; and
(B)any applicable Central Bank Rate Adjustment; or
(ii)if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:
(A)the most recent Central Bank Rate for a day which is no more than five (5) Additional Business Days before the Quotation Day; and
(B)the applicable Central Bank Rate Adjustment.
(c)Cost of funds. If paragraph (b) above applies but there is no applicable Central Bank Rate, Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.
16.1A     Unavailability of Primary Term Rate (Euro Term Rate Loans)

(a)Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan denominated in Euro, the Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan
(b)Shortened Interest Period: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of the Loan the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the Term Reference Rate shall be determined pursuant to such definition.
(c)Shortened Interest Period and Historic Primary Term Rate: If paragraph (b) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.
(d)Shortened Interest Period and Interpolated Historic Primary Term Rate: If paragraph (c) above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan, the applicable Term Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.
(e)Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable Primary Term Rate shall be the Reference Bank Rate as of the Quotation Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.
(f)If the applicable Term Reference Rate for Loans denominated in Euro is no longer available or in place of the applicable Term Reference Rate for Loans denominated in Euro the lending market has adopted a common alternative reference rate, then subject to consent from the Company, the Facility Agent may specify that such common alternative reference rate be used.
(g)Cost of funds: If either (A) paragraph (e) above applies but no Reference Bank Rate is available for Euros for the relevant Interest Period or (B) paragraph (f) above is applicable, Clause 16.4 (Cost of funds) shall apply to that Loan for that Interest Period.
16.2    Calculation of Reference Bank Rate
(a)Subject to paragraph (b) below, if a Term Reference Rate is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
(b)If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
16.3    Market Disruption
If before close of business in London (17:00 London time) on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed fifty-one per cent. (51.0%) of that Loan) that the cost to it or them of funding its or their participations in that Loan:
(a)in respect of a Loan in Dollars, from the wholesale market for Dollars would be in excess of the applicable Market Disruption Rate; and
(b)in respect of a Loan in Euro, from the wholesale market for Euros would be in excess of the applicable Market Disruption Rate;
(c)in respect of a Loan in any other currency, from the wholesale market for that currency would be in excess of the rate agreed in respect of that currency pursuant to Clause 4.3 (Conditions relating to Optional Currencies), then Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
16.4    Cost of Funds
(a)If this Clause 16.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the applicable Margin; and
(ii)the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by the close of business on the date falling two (2) Business Days after the relevant Quotation Day (or, if earlier, on the date falling two (2) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.
(b)If this Clause 16.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than sixty (60) calendar days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)If this Clause 16.4 applies pursuant to Clause 16.3 (Market disruption) and:
(i)a Lender’s Funding Rate is less than:
(A)in relation to any Loan in Dollars or Euro, the applicable Market Disruption Rate; or
(B)in respect of any other currency, the rate as agreed in respect of that currency pursuant to Clause 4.3 (Conditions relating to Optional Currencies); or
(ii)a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be (1) in relation to a Loan in Dollars or

Euro, the applicable Market Disruption Rate or (2) in relation to another currency, the rate as agreed in respect of that currency pursuant to Clause 4.3 (Conditions relating to Optional Currencies).
16.5    Notification to Company
If Clause 16.4 (Cost of funds) applies the Facility Agent shall, as soon as is practicable, notify the Company.
16.6     Break Costs
(a)The Company shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue."
II.The following new Clause 42.5 (Replacement of Primary Term Rate) shall be added:
"42.5    Replacement of Primary Term Rate
(a)Subject to Clause 42.4 (Other exceptions), any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation).

may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Company.
(b)In this Clause 42.5 (Replacement of Primary Term Rate):
"Published Rate" means:
(a)an Overnight Rate; or
(b)the Primary Term Rate for any Quoted Tenor.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Replacement Reference Rate" means a benchmark rate which is:
(a)    formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)the administrator of that Published Rate; or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(c)in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(d)in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate."
III.Part 1 (Loans) of Schedule 4 (Specified Times) shall be deleted and replaced with the following:

	Loans in USD	Loans in EUR	Loans in other currencies
Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies).	-	-	U-4 as soon as possible

Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request).	U-3 10:00am London time	U-3 10:00am London time	U-3 10:00am London time
Facility Agent notifies the relevant Lenders of the Loan in accordance with paragraph (e) of Clause 5.4 (Lenders' Participation).	U-3 as soon as possible	U-3 as soon as possible	U-3 as soon as possible
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 16.2 (Calculation of Reference Bank Rate).	Not applicable	Quotation Day as soon as possible	As (and to the extent) agreed in respect of that currency pursuant to Clause 4.3 (Conditions relating to Optional Currencies)

"U" =     date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.
"U – X" =     X Business Days prior to the proposed date of utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.

SIGNATORIES
THE COMPANY
SIGNED by
GLOBALFOUNDRIES INC.
for and on behalf of itself and the other Obligors
acting by an authorised signatory

By:…/s/ Samak L. Azar

Name: Samak L. Azar

Title: General Counsel

[Signature page to Amendment Agreement – 2019 RCF]

THE FACILITY AGENT
SIGNED by
CITIBANK EUROPE PLC, UK BRANCH
acting by an authorised signatory

By: /s/ Henrik S. Slotsaa

Name: Henrik S. Slotsaa

Title: Vice President

[Signature page to Amendment Agreement – 2019 RCF]